CONTACT:   Philip Turits, Treasurer

                       Fusion
                       212-201-2407
                       pturits@fusiontel.com

                       Damon Testaverde, Managing Director

                       Network 1 Financial Securities
                       (732) 758-9001
                       ddtestaverde@netw1.com

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 FUSION RESTRUCTURES ORGANIZATION,
SAVINGS EXPECTED TO BE $1.5 MILLION PER YEAR

EXPANDS SALES ORGANIZATION TO PROMOTE
HIGHER MARGIN CORPORATE SERVICES

NEW YORK, March 31, 2009 - Fusion Telecommunications International, Inc. (NYSE Amex: FSN) today announced an organizational restructuring designed to reduce overall corporate headcount and expenses, and increase the focus on the Company’s existing corporate and carrier business segments.

As part of this restructuring, Fusion will exit the consumer business, which represents less than two percent of total revenues, and streamline its operations. The restructuring, along with increased automation and other efficiency improvements, is expected to result in a 41% reduction in existing employee headcount over the next 90 days, primarily through the elimination of consumer sales and support positions. Fusion anticipates that these aggressive cost-saving measures will save the Company approximately $2.2 million per year in operating expenses. When combined with an expansion of the corporate sales organization, as well as automation improvements designed to drive further efficiencies, net savings for the Company are anticipated to exceed $1.5 million per year. Fusion will incur certain charges and write-downs associated with the restructuring that are more fully disclosed in its Current Report on Form 8-K being filed contemporaneously with this press release. Additionally, at year end, the Company took a $5 million non-cash impairment charge to goodwill associated with the consumer division.

“We believe that this restructuring, combined with adequate financing, will reduce our overhead expenses and help increase our focus on solid plans for revenue growth, moving us closer to achieving our goal to become Adjusted EBITDA positive during the fourth quarter of this year,” said Matthew Rosen, Chief Executive Officer. “In addition,” he added, “it will allow us to concentrate on delivering worldwide voice and data solutions to the small, medium, and large enterprises served by our corporate segment, and enhance the focus on our carrier segment, which now serves over 200 international carrier customers and vendors.”

The refinement in the Company’s business strategy is designed to allow it to better focus on its most profitable product offerings. At the center of this focus are Fusion’s corporate service offerings, which include a comprehensive portfolio of communications products designed to drive cost savings and efficiencies – a very timely focus given the challenging economic environment and the need for all companies to reduce costs.

Since the beginning of the year, Fusion has expanded its corporate sales organization by adding experienced direct and partner sales personnel, as well as sales engineering and support resources. These staff additions are expected to enhance the Company’s ability to deliver its corporate products and services. These offerings are important to the Company, as they are typically sold under long term contracts averaging nearly three years and provide the Company with gross margins that are as high as 60% and average over 40%.

Commenting on the increasing focus on corporate customers, Rosen stated, “Our recent success in attracting corporate customers, combined with the high margins and longer term commitments we have already experienced in this segment, supports our increased focus on corporate business. We see this segment making a positive contribution to this year’s financial results, and we are expanding our direct and indirect corporate sales efforts to help ensure our success.”

In addition to its restructuring activities, Fusion has raised approximately $4.3 million in new debt and equity financing during the past six months to support its operations. Although the Company’s cash reserves continue to be very limited, the Company believes it will continue to be able to raise funds through its existing capital-raising efforts. The Company also continues to seek a more significant financing in an attempt to ensure the availability of adequate capital to reach its goal of positive Adjusted EBITDA.

Use of Non-GAAP Financial Measures:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant nonrecurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature. Although the Company uses Adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP). Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, which can be viewed under the heading "Reconciliation of Net Income (Loss) to Adjusted EBITDA", immediately following the Consolidated Statements of Operations included in this press release.

About Fusion:

Fusion is a new breed of communications carrier, dedicated to providing a full range of advanced, IP-based voice and data solutions to corporate and carrier customers worldwide. The Company provides hosted IP-PBX applications, SIP trunking services, voice traffic termination, private networks, Internet access and a full suite of enhanced features and services.

For more information, please go to http://www.fusiontel.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions, which could cause Fusion's actual results to differ from management's current expectations, are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.